EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES THIRD QUARTER

AND NINE MONTH 2008 FINANCIAL RESULTS

Plainview, NY, October 27, 2008 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the third quarter and nine months ended September 30, 2008. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for details of the reconciliation of GAAP operating income to earnings excluding certain items.

Veeco will host a conference call reviewing these results at today 5:00pm at 1-877-723-9521 (toll free) or 1-719-325-4749.  The call will also be webcast live on the Veeco website at www.veeco.com.   A replay of the call will be available beginning at 8:00pm EDT tonight through midnight on November 4, 2008 at 888-203-1112 or 719-457-0820, using passcode 2520274, or on the Veeco website. Please also see the Veeco website for a slide presentation reviewing financial data.

Third Quarter 2008 Highlights

•                  Revenue was $115.7 million, up 18% compared to $97.7 million last year, and within Veeco’s guidance of $113-$118 million;

•                  Bookings were $90.2 million, down 24% compared to $118.3 million last year, and below guidance of $113-$118 million;

•                  Net loss was ($1.7) million, or ($0.05) per share, compared to a net loss of ($5.7) million, or ($0.18) per share, last year.  Veeco’s guidance was for GAAP EPS to be between ($0.12) — ($0.03) per share.

•                  Veeco’s earnings per share, excluding certain items, was $0.15 compared to a loss of ($0.05) last year, in line with Veeco’s guidance of $0.10-$0.15 per share.

John R. Peeler, Veeco’s Chief Executive Officer, commented, “Veeco delivered strong top line revenue growth and a significant recovery in EBITA profitability in 2008 compared to 2007.  Third quarter 2008 revenue and profitability increased significantly year-over-year in both our LED & Solar and Data Storage businesses, and profit improved in our Metrology business both sequentially and when compared to last year. For the first nine months of 2008, Veeco’s revenue is up 12% and profitability has more than tripled from last year.”

“Veeco’s third quarter bookings of $90.2 million were lower than originally anticipated,” continued Mr. Peeler.  “While we anticipated a sequential bookings decline from the strong second quarter results, bookings were weaker than expected due to global economic conditions, with customers delaying or foregoing purchases. Veeco experienced the sharpest sequential order decline in metal organic chemical vapor deposition tools as the HB-LED industry digests the significant number of new tools purchased this past year.”

Third Quarter 2008 Summary

Veeco’s revenue for the third quarter of 2008 was $115.7 million, compared to $97.7 million in the third quarter of 2007. Third quarter 2008 operating income was $0.1 million compared with an operating loss of ($4.2) million in the third quarter of 2007.  Veeco’s third quarter 2008 earnings before interest, taxes and amortization excluding certain charges (EBITA) was $8.3 million which excluded $5.0 million in charges as detailed in the attached financial table, compared to a loss of ($1.7) million last year, which also excluded restructuring charges.  Third quarter 2008 net loss was ($1.7) million, or ($0.05) per share, compared to a net loss of ($5.7) million, or ($0.18) per share, last year.  Excluding amortization expenses and using a 35% tax rate, and excluding the $5.0 million in charges referred to above, as well as 2007 restructuring charges, third quarter 2008 earnings per share were $0.15, compared to a loss of ($0.05) in 2007.

Nine Month 2008 Summary

Veeco’s revenue for the first nine months of 2008 was $332.5 million, compared to $295.7 million in the first nine months of 2007. Nine month 2008 operating income was $6.5 million compared with a loss of ($3.5) million in the first nine months of 2007.  Veeco’s EBITA was $22.3 million for the first nine months of 2008, compared to $6.8 million last year which excluded certain charges in both periods as detailed in the attached financial schedule.  Net income was $0.9 million, or $0.03 per share in the first nine months of 2008, compared to a net loss of ($8.0) million, or ($0.26) per share, last year. Excluding amortization expenses and using a 35% tax rate, and excluding certain charges in both periods as detailed in the attached financial tables, earnings per share were $0.40 in the first nine months of 2008, compared to $0.10 in the first nine months of 2007.

Outlook

“We currently expect Veeco’s full-year 2008 performance to remain solid, despite the backdrop of difficult economic conditions, with revenues in the range of $440-$450, up approximately 10% from last year, and profit improving dramatically,” commented Mr. Peeler. “The Company is well-positioned to capitalize on exciting multi-year technology trends across our LED & Solar, Data Storage and Metrology businesses.”

“While we have a healthy prospect list for new orders in the fourth quarter,” continued Mr. Peeler, “it appears that the global economic climate and constrained financing environment may cause a broad slowdown in capital equipment purchases by our customers, with uncertainty as to the depth and duration of the downturn. Due to this limited visibility, we are unable to give an accurate estimate of fourth quarter orders. We are taking corrective actions to lower our cost structure in preparation for what is likely to be a down revenue year in 2009. Our goal is to keep Veeco profitable on the EBITA line by lowering our spending while maintaining strategic investments in R&D, particularly in our LED & Solar business. It is our intent to emerge from the present environment in a strong position to enable future revenue and profit growth.”

Veeco currently forecasts fourth quarter 2008 revenues to be in the range of $110-$118 million. Since the Company is currently evaluating various cost cutting actions, it is likely that Veeco will incur restructuring charges in the fourth quarter, depending upon the timing and extent of actions under consideration.  We are not able to estimate the extent of these charges at this time. Excluding these potential charges, amortization of $3.3 million, and using a 35% tax rate, Veeco’s fourth quarter earnings per share are currently forecasted to be between $0.08 to $0.15 on a non-GAAP basis.

About Veeco

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$115,709	$97,718	$332,465	$295,653
Cost of sales	69,626	61,824	196,026	173,819
Gross profit	$46,083	35,894	136,439	121,834

Operating expenses:
Selling, general and administrative expense	23,589	22,723	70,528	69,347
Research and development expense	15,302	15,049	45,173	46,341
Amortization expense	3,148	1,959	7,530	8,236
Restructuring expense	4,120	529	6,995	1,974
Asset impairment charge	—	—	285	—
Other income, net	(213)	(179)	(591)	(605)

Operating income (loss)	137	(4,187)	6,519	(3,459)

Interest expense, net	1,052	665	2,913	2,256
Gain on extinguishment of debt	—	—	—	(738)

(Loss) income before income taxes and noncontrolling interest	(915)	(4,852)	3,606	(4,977)

Income tax provision	812	954	2,860	3,490
Noncontrolling interest	(54)	(123)	(200)	(482)
Net (loss) income	$(1,673)	$(5,683)	$946	$(7,985)

(Loss) income per common share:
Net (loss) income per common share	$(0.05)	$(0.18)	$0.03	$(0.26)
Diluted net (loss) income per common share	$(0.05)	$(0.18)	$0.03	$(0.26)

Weighted average shares outstanding	31,458	31,100	31,293	30,975
Diluted weighted average shares outstanding	31,458	31,100	31,498	30,975

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$117,684	$117,083
Accounts receivable, net	71,919	75,207
Inventories, net	105,659	98,594
Prepaid expenses and other current assets	7,453	8,901
Deferred income taxes	2,781	2,649
Total current assets	305,496	302,434

Property, plant and equipment, net	66,493	66,142
Goodwill	105,355	100,898
Other assets, net	62,273	59,860
Total assets	$539,617	$529,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,358	$36,639
Accrued expenses	61,820	60,201
Deferred profit	4,814	3,250
Income taxes payable	1,084	2,278
Current portion of long-term debt	25,426	25,550
Total current liabilities	126,502	127,918

Deferred income taxes	4,995	3,712
Long-term debt	120,889	121,035
Other non-current liabilities	2,185	1,978

Noncontrolling interest	814	1,014

Shareholders’ equity	284,232	273,677
Total liabilities and shareholders’ equity	$539,617	$529,334

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income (loss) to earnings (loss) excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2008		2007	2008		2007

Operating income (loss)	$137		$(4,187)	$6,519		$(3,459)

Adjustments:

Amortization expense	3,148		1,959	7,530		8,236
Restructuring expense	4,120	(1)	529 (4)	6,995	(1)	1,974	(4)
Purchase accounting adjustment	927	(2)	—	927	(2)	—
Asset impairment charge	—		—	285	(3)	—

Earnings (loss) before interest, income taxes and amortization excluding certain items (“EBITA”)	8,332		(1,699)	22,256		6,751

Interest expense, net	1,052		665	2,913		2,256
Gain on extinguishment of debt	—		—	—		(738	)(5)
Adjustment to exclude gain on extinguishment of debt	—		—	—		738

Earnings (loss) excluding certain items before income taxes	7,280		(2,364)	19,343		4,495

Income tax provision (benefit) at 35%	2,548		(827)	6,770		1,573
Noncontrolling interest, net of income tax provision at 35%	(35)		(80)	(130)		(313)

Earnings (loss) excluding certain items	$4,767		$(1,457)	$12,703		$3,235

Earnings (loss) excluding certain items per diluted share	$0.15		$(0.05)	$0.40		$0.10

Diluted weighted average shares outstanding	31,598		31,100	31,498		31,319

(1) During the nine months ended September 30, 2008, the Company recorded restructuring charges of $7.0 million, of which $4.1 million was incurred during the third quarter of 2008 and $2.9 million was incurred during the first quarter of 2008. The third quarter restructuring charge consists of $3.7 million associated with the acceleration of equity awards and other severance costs resulting from the mutually agreed termination of the employment agreement of the Company’s former CEO, as well as $0.4 million for severance and lease-related charges in Metrology. The first quarter restructuring charge consisted of $2.6 million of costs associated with the consolidation and relocation of our Corporate headquarters, and $0.3 million of personnel severance costs.

(2) During the third quarter of 2008, the Company recorded $0.9 million in cost of sales related to the acquisition of Mill Lane Engineering.  This reduction was the result of purchase accounting, which requires adjustments to capitalize inventory at fair value.

(3) During the first quarter of 2008, the Company recorded a $0.3 million asset impairment charge related to fixed asset write-offs associated with the consolidation and relocation of our Corporate headquarters.

(4) During the nine months ended September 30, 2007, the Company incurred $2.0 million in expenses, of which $0.5M was incurred during the third quarter of 2007 for personnel severance costs associated with its restructuring plan.

(5) During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes. As a result of these repurchases, the Company recorded a gain from the early extinguishment of debt in the amount of $0.7 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Revenues, Bookings, and Reconciliation

of Operating Income (Loss) to EBITA

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
LED & Solar Process Equipment
Bookings	$25,775	$48,679	$116,513	$121,448
Revenues	$40,983	$31,824	$128,204	$82,188

Operating income	$2,963	$2,704	$18,833	$5,013
Amortization expense	1,587	492	3,040	3,774
Purchase accounting adjustment	927	—	927	—
Restructuring expense	—	—	7	—
EBITA	$5,477	$3,196	$22,807	$8,787

Data Storage Process Equipment
Bookings	$32,359	$32,239	$124,685	$105,837
Revenues	$43,256	$31,099	$104,097	$98,840

Operating income (loss)	$5,787	$(2,058)	$7,466	$42
Amortization expense	952	952	2,856	2,854
Restructuring expense	—	159	124	159
EBITA	$6,739	$(947)	$10,446	$3,055

Metrology
Bookings	$32,031	$37,399	$94,738	$109,392
Revenues	$31,470	$34,795	$100,164	$114,625

Operating (loss) income	$(887)	$(840)	$(1,304)	$1,482
Amortization expense	495	399	1,295	1,135
Restructuring expense	437	46	627	1,398
EBITA	$45	$(395)	$618	$4,015

Unallocated Corporate
Operating loss	$(7,726)	$(3,993)	$(18,476)	$(9,996)
Amortization expense	114	116	339	473
Restructuring expense	3,683	324	6,237	417
Asset impairment charge	—	—	285	—
EBITA	$(3,929)	$(3,553)	$(11,615)	$(9,106)

Total
Bookings	$90,165	$118,317	$335,936	$336,677
Revenues	$115,709	$97,718	$332,465	$295,653

Operating income (loss)	$137	$(4,187)	$6,519	$(3,459)
Amortization expense	3,148	1,959	7,530	8,236
Purchase accounting adjustment	927	—	927	—
Restructuring expense	4,120	529	6,995	1,974
Asset impairment charge	—	—	285	—
EBITA	$8,332	$(1,699)	$22,256	$6,751

** Refer to footnotes on Reconciliation of operating income (loss) to earnings (loss) excluding certain items